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                                                                   EXHIBIT 21.01

                       SUBSIDIARIES OF NASHUA CORPORATION

DOMESTIC                                                  INCORPORATED

     Nashua International, Inc.  (1)                          Delaware
     Nashua Photo Inc.  (1)                                   Delaware
     Nashua P.R., Inc.  (1)                                   Delaware

FOREIGN                                                   INCORPORATED

     Nashua FSC Limited  (1)(3)                               Jamaica
     Nashua Imaging Supplies (UK) Limited  (2)(3)             England
     Nashua Photo B.V.  (2)(3)                                Netherlands

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(1)  Stock held by Nashua Corporation

(2)  Stock held by Nashua Photo Inc.

(3)  In liquidation.